Exhibit 99.1

CVR REFINING REPORTS 2013 SECOND QUARTER RESULTS

•                  2013 second quarter cash distribution of $1.35 per common unit, bringing 2013 cumulative cash distributions to $2.93

SUGAR LAND, Texas (Aug. 1, 2013) — CVR Refining, LP (NYSE: CVRR), a refiner and marketer of petroleum fuels, today announced second quarter 2013 net income of $339.2 million on net sales of $2,138.1 million, compared to net income of $259.5 million on net sales of $2,229.6 million for the 2012 second quarter.

For the first six months of 2013, net income was $614.6 million on net sales of $4,412.1 million, compared to net income of $222.2 million on net sales of $4,128.1 million for the first six months of 2012.

Adjusted EBITDA, a non-GAAP financial measure, for the 2013 second quarter was $250.6 million compared to adjusted EBITDA of $379.6 million for the second quarter of 2012. Adjusted EBITDA for the first six months of 2013 was $560.5 million compared to $531.7 million for the same time period in 2012.

Operating income for the second quarter of 2013 was $229.1 million, compared to operating income of $239.1 million for the same quarter of 2012. Year-to-date, operating income was $564.7 million, compared to operating income of $367.7 million for the first six months of 2012.

“CVR Refining turned in solid financial results for the 2013 second quarter,” said Jack Lipinski, chief executive officer. “Like other refiners, we are now seeing the impact of narrowing crack spreads and the higher cost of Renewable Identification Numbers, or RINs, needed to comply with the flawed U.S. Federal Renewable Fuel Standard. At the same time, the Coffeyville and Wynnewood refineries had strong operational performance with record level throughput rates at Wynnewood for the quarter.

“Last week we announced a $1.35 per common unit cash distribution, which brings our total cash distributions to $2.93 per common unit,” Lipinski said. “We remain focused on creating long-term value for our unitholders.

“Moving forward, we believe we are seeing the trough in Brent-WTI spreads as additional Midcontinent pipelines come into operation,” he continued. “Our view is the Brent-WTI spread will once again widen as additional shale-based crude is produced.”

Consolidated Operations

Both refineries had strong operational performance in the 2013 second quarter. Throughputs of crude oil and all other feedstocks and blendstocks totaled 201,925 barrels per day (bpd) in the 2013 second quarter, which includes record throughput rates at the Wynnewood refinery. Throughputs of crude oil and all other feedstocks and blendstocks for both refineries totaled 199,501 bpd for the same period in 2012.

Refining margin adjusted for FIFO impact per crude oil throughput barrel, a non-GAAP financial measure, was $19.18 in the second quarter 2013 compared to $27.07 during the same period in 2012. Direct operating expenses per barrel sold, exclusive of depreciation and amortization, for the 2013 second quarter was $4.60, compared to $3.81 in the second quarter of 2012.

Coffeyville Refinery

The Coffeyville refinery reported second quarter 2013 gross profit of $163.8 million, compared to a gross profit of $165.7 million for the second quarter of 2012. Second quarter 2013 crude oil throughput totaled 117,265 bpd, compared to 121,325 bpd in the second quarter of 2012. Refining margin adjusted for FIFO impact per crude oil throughput barrel for the second quarter of 2013 was $20.30, compared to $28.02 for the same period in 2012. Direct operating expenses per barrel sold for the 2013 second quarter was $4.37, compared to direct operating expenses per barrel sold of $3.69 for the 2012 second quarter.

Wynnewood Refinery

The Wynnewood refinery had a second quarter 2013 gross profit of $85.8 million compared to a gross profit of $99.3 million for the second quarter of 2012. Second quarter 2013 crude oil throughput totaled a record 75,936 bpd, compared to 69,046 bpd for the second quarter of 2012. Refining margin adjusted for FIFO impact per crude oil throughput barrel for the second quarter of 2013 was $17.34, compared to $25.23 for the 2012 second quarter. Direct operating expenses per barrel sold for the second quarter of 2013 was $4.97, compared to $4.02 for the 2012 second quarter.

Distributions

On July 26, 2013, CVR Refining declared a cash distribution of $1.35 per common unit for the second quarter of 2013. The distribution, as set by the board of CVR Refining GP, LLC, the general partner of CVR Refining, will be paid on Aug. 14, 2013, to unitholders of record on Aug. 7, 2013.

CVR Refining’s second quarter cash distribution brings the cumulative cash distributions paid or declared for the first six months of 2013 to $2.93 per common unit.

CVR Refining also updated its 2013 full year distribution outlook to $4.10 to $4.80 per common unit. The updated outlook is a result of current market conditions, primarily the decrease in the Group 3 2-1-1 crack spread, as well as increased RINs expense and a shutdown of the fluid catalytic cracking unit (FCCU) at the Coffeyville refinery. The company expects the FCCU to be offline for approximately 30 days in the 2013 third quarter. The unit is expected to return to full rates by the third week of August. Total crude throughput for the Coffeyville and Wynnewood refineries in the 2013 third quarter is expected to be between 170,000 bpd and 180,000 bpd.

Second Quarter 2013 Earnings Conference Call Information

CVR Refining previously announced that it will host its second quarter 2013 Earnings Conference Call for analysts and investors on Thursday, Aug. 1, at 12 p.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=94590.  For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8289.

For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=94590. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 416498.

###

Forward Looking Statements

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Refining undertakes no duty to update its forward-looking statements.

About CVR Refining, LP

Headquartered in Sugar Land, Texas, CVR Refining, LP is an independent downstream energy limited partnership that owns refining and related logistics assets in the Midcontinent United States. CVR Refining’s subsidiaries operate a 115,000 barrel per day complex full coking medium-sour crude oil refinery in Coffeyville, Kan., and a 70,000 bpd medium complexity crude oil refinery in Wynnewood, Okla. CVR Refining’s subsidiaries also operate supporting logistics assets including approximately 350 miles of pipelines, more than 125 crude oil transports, a network of strategically located crude oil gathering tank farms, and more than six million barrels of owned and leased crude oil storage capacity.

For further information, please contact:

Investor Relations:
Jay Finks
CVR Refining, LP
281-207-3588
IR@CVRRefining.com

Media Relations:
Angie Dasbach
CVR Refining, LP
913-982-0482
MediaRelations@CVRRefining.com

CVR Refining, LP

Financial and Operational Data (all information in this release is unaudited except as otherwise noted).

	Three Months Ended June 30,		Change from 2012
	2013	2012	Change	Percent
	(in millions, except per unit data)
Statement of Operations Data:
Net sales	$2,138.1	$2,229.6	$(91.5)	(4.1)%
Cost of product sold	1,776.6	1,866.2	(89.6)	(4.8)
Direct operating expenses	83.8	71.6	12.2	17.0
Selling, general and administrative expenses	20.2	26.1	(5.9)	(22.6)
Depreciation and amortization	28.4	26.6	1.8	6.8
Operating income	229.1	239.1	(10.0)	(4.2)
Interest expense and other financing costs	(10.6)	(19.0)	8.4	(44.2)
Interest income	0.1	—	0.1	—
Gain on derivatives, net	120.5	38.8	81.7	210.6
Other income, net	0.1	0.6	(0.5)	(83.3)
Income before income tax expense	339.2	259.5	79.7	30.7
Income tax expense	—	—	—	—
Net income	$339.2	$259.5	$79.7	30.7%

Net income per common unit — basic	$2.30
Net income per common unit — diluted	$2.30

Weighted average, number of common units outstanding (in thousands):
Basic	147,600
Diluted	147,600

	Six Months Ended June 30,		Change from 2012
	2013	2012	Change	Percent
	(in millions, except per unit data)
Statement of Operations Data:
Net sales	$4,412.1	$4,128.1	$284.0	6.9%
Cost of product sold	3,582.3	3,496.9	85.4	2.4
Direct operating expenses	169.9	164.3	5.6	3.4
Selling, general and administrative expenses	38.8	46.3	(7.5)	(16.2)
Depreciation and amortization	56.4	52.9	3.5	6.6
Operating income	564.7	367.7	197.0	53.6
Interest expense and other financing costs	(24.8)	(37.8)	13.0	(34.4)
Interest income	0.2	—	0.2	—
Gain (loss) on derivatives, net	100.5	(108.5)	209.0	(192.6)
Loss on extinguishment of debt	(26.1)	—	(26.1)	—
Other income, net	0.1	0.8	(0.7)	(87.5)
Income before income tax expense	614.6	222.2	392.4	176.6
Income tax expense	—	—	—	—
Net income	$614.6	$222.2	$392.4	176.6%

Net income subsequent to initial public offering
(January 23, 2013 — June 30, 2013)**	$536.8
Net income per common unit — basic**	$3.64
Net income per common unit — diluted**	$3.64

Weighted average, number of common units outstanding (in thousands):
Basic	147,600
Diluted	147,600

**   Reflective of net income per common unit since closing the Partnership’s initial public offering (“Offering”) on January 23, 2013. The Partnership has omitted net income per unit for 2012 because the Partnership operated under a different capital structure prior to the closing of the Offering and, as a result, the per unit data would not be meaningful to investors. Based upon net income for the six months ended June 30, 2013, net income per common unit would have been $4.16 per common unit.

	June 30,	December, 31,
	2013	2012
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$483.3	$153.1
Working capital	949.0	382.7
Total assets	2,800.2	2,258.5
Total debt, including current portion	551.8	773.2
Total partners’ capital	1,786.4	980.8

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$227.7	$240.5	$467.2	$385.5
Investing activities	(35.4)	(26.8)	(80.0)	(62.2)
Financing activities	(234.0)	(226.6)	(57.0)	(296.6)
Net cash flow	$(41.7)	$(12.9)	$330.2	$26.7

Other Financial Data:
Capital expenditures for property, plant and equipment	$35.5	$27.0	$80.1	$62.6

Operating Data

The following tables set forth information about our consolidated operations and our Coffeyville and Wynnewood refineries. Reconciliations of certain non-GAAP financial measures are provided under “Use of Non-GAAP Financial Measures” below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$20.56	$20.98	$23.63	$20.58
FIFO impact (favorable) unfavorable	(1.38)	6.09	(0.83)	3.10
Refining margin adjusted for FIFO impact*	19.18	27.07	22.80	23.68
Gross profit*	14.18	15.31	17.19	13.50
Direct operating expenses and major scheduled turnaround expenses	$4.77	$4.13	$4.84	$5.36
Direct operating expenses and major scheduled turnaround expenses per barrel sold	$4.60	$3.81	$4.62	$4.75
Barrels sold (barrels per day)	200,314	206,606	203,079	181,589

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
Refining Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	153,944	76.2%	148,912	74.6%	155,304	76.4%	129,781	73.1%
Medium	18,089	9.0%	20,488	10.3%	16,455	8.1%	22,728	12.8%
Heavy sour	21,168	10.5%	20,972	10.5%	22,244	10.9%	16,006	9.0%
Total crude oil throughput	193,201	95.7%	190,372	95.4%	194,003	95.4%	168,515	94.9%
All other feedstocks and blendstocks	8,724	4.3%	9,129	4.6%	9,248	4.6%	8,929	5.1%
Total throughput	201,925	100.0%	199,501	100.0%	203,251	100.0%	177,444	100.0%

Production:
Gasoline	95,253	47.1%	96,972	48.7%	96,710	47.4%	89,131	50.4%
Distillate	84,617	41.8%	82,075	41.3%	84,232	41.3%	72,202	40.9%
Other (excluding internally produced fuel)	22,546	11.1%	19,910	10.0%	23,043	11.3%	15,396	8.7%
Total refining production (excluding internally produced fuel)	202,416	100.0%	198,957	100.0%	203,985	100.0%	176,729	100.0%

Product price (dollars per gallon):
Gasoline	$2.88		$2.89		$2.85		$2.88
Distillate	2.95		2.95		3.03		3.03

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Market Indicators (dollars per barrel):
West Texas Intermediate (WTI) NYMEX	$94.17	$93.35	$94.26	$98.15
Crude Oil Differentials:
WTI less WTS (light/medium sour)	0.06	5.28	3.09	4.48
WTI less WCS (heavy sour)	16.79	20.45	21.94	23.79
NYMEX Crack Spreads:
Gasoline	24.72	30.42	27.87	27.95
Heating Oil	27.19	28.13	30.21	28.87
NYMEX 2-1-1 Crack Spread	25.95	29.27	29.04	28.41
PADD II Group 3 Basis:
Gasoline	1.52	(3.24)	(2.88)	(5.00)
Ultra Low Sulfur Diesel	2.13	2.16	2.11	0.28
PADD II Group 3 Product Crack:
Gasoline	26.23	27.18	24.99	22.95
Ultra Low Sulfur Diesel	29.33	30.29	32.32	29.14
PADD II Group 3 2-1-1	27.78	28.74	28.66	26.05

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions, except operating statistics)
Coffeyville Refinery Financial Results:
Net sales	$1,349.2	$1,447.0	$2,841.7	$2,579.5
Cost of product sold	1,117.6	1,219.4	2,312.6	2,192.5
Refining margin*	231.6	227.6	529.1	387.0
Direct operating expenses	50.1	43.6	102.3	87.4
Major scheduled turnaround expenses	—	0.9	—	21.0
Depreciation and amortization	17.7	17.4	35.2	34.7
Gross profit*	$163.8	$165.7	$391.6	$243.9

Refining margin adjusted for FIFO impact*	$216.6	$309.4	$507.2	$455.8

Coffeyville Refinery Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$21.71	$20.61	$24.27	$20.27
FIFO impact (favorable) unfavorable	(1.41)	7.41	(1.00)	3.61
Refining margin adjusted for FIFO impact*	20.30	28.02	23.27	23.88
Gross profit*	15.35	15.00	17.97	12.78
Direct operating expenses and major scheduled turnaround expenses	4.69	4.03	4.69	5.68
Direct operating expenses and major scheduled turnaround expenses per barrel sold	$4.37	$3.69	$4.35	$5.41
Barrels sold (barrels per day)	125,851	132,534	129,777	110,034

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
Coffeyville Refinery Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	95,763	77.1%	100,166	78.4%	97,767	76.6%	86,041	77.7%
Medium	334	0.3%	187	0.1%	423	0.3%	2,817	2.5%
Heavy sour	21,168	17.0%	20,972	16.4%	22,244	17.4%	16,006	14.4%
Total crude oil throughput	117,265	94.4%	121,325	94.9%	120,434	94.3%	104,864	94.6%
All other feedstocks and blendstocks	6,962	5.6%	6,500	5.1%	7,265	5.7%	5,934	5.4%
Total throughput	124,227	100.0%	127,825	100.0%	127,699	100.0%	110,798	100.0%

Production:
Gasoline	59,908	47.3%	62,351	47.9%	61,154	47.0%	56,310	50.1%
Distillate	53,471	42.2%	54,933	42.3%	54,531	41.9%	48,004	42.7%
Other (excluding internally produced fuel)	13,272	10.5%	12,753	9.8%	14,488	11.1%	8,123	7.2%
Total refining production (excluding internally produced fuel)	126,651	100.0%	130,037	100.0%	130,173	100.0%	112,437	100.0%

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions, except operating statistics)
Wynnewood Refinery Financial Results:
Net sales	$787.8	$782.3	$1,568.2	$1,548.2
Cost of product sold	658.8	647.5	1,269.2	1,305.4
Refining margin*	129.0	134.8	299.0	242.8
Direct operating expenses	33.7	25.5	67.6	53.4
Major scheduled turnaround expenses	—	1.6	—	2.5
Depreciation and amortization	9.5	8.4	18.8	16.7
Gross profit*	$85.8	$99.3	$212.6	$170.2

Refining margin adjusted for FIFO impact*	$119.8	$158.5	$292.0	$269.0

Wynnewood Refinery Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$18.67	$21.47	$22.46	$20.97
FIFO impact (favorable) unfavorable	(1.33)	3.76	(0.53)	2.25
Refining margin adjusted for FIFO impact*	17.34	25.23	21.93	23.22
Gross profit*	12.41	15.82	15.97	14.70
Direct operating expenses and major scheduled turnaround expenses	4.88	4.30	5.08	4.83
Direct operating expenses and major scheduled turnaround expenses per barrel sold	$4.97	$4.02	$5.09	$4.29
Barrels sold (barrels per day)	74,463	74,072	73,302	71,556

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
Wynnewood Refinery Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	58,181	74.8%	48,745	68.0%	57,537	76.2%	43,740	65.6%
Medium	17,755	22.9%	20,301	28.3%	16,032	21.2%	19,911	29.9%
Heavy sour	—	—%	—	—%	—	—%	—	—%
Total crude oil throughput	75,936	97.7%	69,046	96.3%	73,569	97.4%	63,651	95.5%
All other feedstocks and blendstocks	1,762	2.3%	2,629	3.7%	1,983	2.6%	2,995	4.5%
Total throughput	77,698	100.0%	71,675	100.0%	75,552	100.0%	66,646	100.0%

Production:
Gasoline	35,345	46.7%	34,621	50.2%	35,556	48.2%	32,821	51.0%
Distillate	31,146	41.1%	27,142	39.4%	29,701	40.2%	24,198	37.6%
Other (excluding internally produced fuel)	9,274	12.2%	7,157	10.4%	8,555	11.6%	7,273	11.4%
Total refining production (excluding internally produced fuel)	75,765	100.0%	68,920	100.0%	73,812	100.0%	64,292	100.0%

Cost of product sold, direct operating expenses and selling, general and administrative expenses are all reflected exclusive of depreciation and amortization.

* See Use of Non-GAAP Financial Measures below.

Use of Non-GAAP Financial Measures

To supplement our actual results in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP measures discussed below, which are reconciled to our GAAP-based results below. These non-GAAP financial measures should not be considered an alternative for GAAP results. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

Refining margin per crude oil throughput barrel is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refineries’ performance as a general indication of the amount above our cost of product sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of product sold exclusive of depreciation and amortization) can be taken directly from our Statement of Operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. In order to derive the refining margin per crude oil throughput barrel, we utilize the total dollar figures for refining margin as derived above and divide by the applicable number of crude oil throughput barrels for the period. We believe that refining margin is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

Refining margin per crude oil throughput barrel adjusted for FIFO impact is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization) adjusted for FIFO impacts. Refining margin adjusted for FIFO impact is a non-GAAP measure that we believe is important to investors in evaluating our refineries’ performance as a general indication of the amount above our cost of product sold (taking into account the impact of our utilization of FIFO) that we are able to sell refined products. Our calculation of refining margin adjusted for FIFO impact may differ from calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. Under our FIFO accounting method, changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods, thereby resulting in favorable FIFO impacts when crude oil prices increase and unfavorable FIFO impacts when crude oil prices decrease.

Gross profit is calculated as the difference between net sales, cost of product sold (exclusive of depreciation and amortization), direct operating expenses (exclusive of depreciation and amortization), major scheduled turnaround expenses and depreciation and amortization.  Gross profit per throughput barrel is calculated as gross profit as derived above divided by our refineries’ crude oil throughput volumes for the respective periods presented. Gross profit is a non-GAAP measure that should not be substituted for operating income. Management believes it is important to investors in evaluating our refineries’ performance and our ongoing operating results. Our calculation of gross profit may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

EBITDA and Adjusted EBITDA. EBITDA represents net income before (i) interest expense and other financing costs, net of interest income, (ii) income tax expense and (iii) depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for FIFO impacts (favorable) unfavorable; share-based compensation, non-cash; major scheduled turnaround expenses; loss on disposition of fixed assets; unrealized gains and losses on derivatives; loss on extinguishment of debt and expenses associated with the Gary-Williams acquisition. We present Adjusted EBITDA because it is the starting point for our available cash for distribution. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flow from operations. Management believes that EBITDA and Adjusted EBITDA enables investors to better understand our ability to make distributions to our common unitholders, evaluate our ongoing operating results and allows for greater transparency in reviewing our overall financial, operational and economic performance. EBTIDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently. Below is a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three and six months ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
Net income	$339.2	$259.5	$614.6	$222.2
Add:
Interest expense and other financing costs, net of interest income	10.5	19.0	24.6	37.8
Income tax expense	—	—	—	—
Depreciation and amortization	28.4	26.6	56.4	52.9
EBITDA	378.1	305.1	695.6	312.9
Add:
FIFO impacts (favorable) unfavorable	(24.2)	105.4	(29.0)	95.0
Share-based compensation, non-cash	2.5	8.9	6.1	10.7
Loss on extinguishment of debt	—	—	26.1	—
Major scheduled turnaround expenses	—	2.5	—	23.5
(Gain) loss on derivatives, net	(120.5)	(38.8)	(100.5)	108.5
Current period settlements on derivative contracts	14.7	(8.1)	(37.8)	(27.2)
Expenses associated with Gary-Williams acquisition	—	4.6	—	8.3
Adjusted EBITDA	$250.6	$379.6	$560.5	$531.7

Available cash for distribution is not a recognized term under GAAP. Available cash should not be considered in isolation or as an alternative to net income or operating income, as a measure of operating performance. In addition, available cash for distribution is not presented as, and should not be considered an alternative to cash flows from operations or as a measure of liquidity. Available cash as reported by the Partnership may not be comparable to similarly title measures of other entities; thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of $1.35 per common unit for second quarter of 2013. The distribution was based on the Partnership’s available cash, which equaled Adjusted EBITDA reduced for cash needed for (i) debt service; (ii) reserves for environmental and maintenance capital expenditures; (iii) reserves for future major scheduled turnaround expenses and, to the extent applicable, (iv) reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate, if any. Available cash for distributions may be increased by previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner.  The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

Three Months Ended June 30, 2013
(in millions, except per unit data)
Reconciliation of Adjusted EBITDA to Available cash for distribution
Adjusted EBITDA	$250.6
Adjustments:
Less:
Cash needs for debt service	(10.0)
Reserves for environmental and maintenance capital expenditures	(31.3)
Reserves for future turnarounds	(8.8)
Available cash for distribution	$200.5

Available cash for distribution, per unit	$1.35
Common units outstanding (in thousands)	147,600

Derivatives Summary. To reduce the basis risk between the price of products for Group 3 and that of the NYMEX associated with selling forward derivative contracts for NYMEX crack spreads, we may enter into basis swap positions to lock the price difference. If the difference between the price of products on the NYMEX and Group 3 (or some other price benchmark as we may deem appropriate) is different than the value contracted in the swap, then we will receive from or owe to the counterparty the difference on each unit of product contracted in the swap, thereby completing the locking of our margin. From time to time the Partnership holds various NYMEX positions through a third-party clearing house. In addition, the Partnership enters into commodity swap contracts. The physical volumes are not exchanged and these contracts are net settled with cash.

The table below summarizes our open commodity derivatives positions as of June 30, 2013. The positions are primarily in the form of ‘crack spread’ swap agreements with financial counterparties, wherein the Partnership will receive the fixed prices noted below.

Commodity Swaps	Barrels	Fixed Price(1)
Third Quarter 2013	5,775,000	25.92
Fourth Quarter 2013	4,875,000	26.98

First Quarter 2014	3,000,000	33.50
Second Quarter 2014	1,800,000	31.76
Third Quarter 2014	2,250,000	30.25
Fourth Quarter 2014	2,250,000	30.26

Total	19,950,000	$28.82

(1)         Weighted-average price of all positions for period indicated.